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                                    EXHIBIT 8

                                                                  (513) 723-4000

                                 August 30, 2001

Peoples Savings Bank of Troy
635 Market Street
Troy, Ohio 45373-0417

                  Re:      MERGER WITH PEOPLES MERGER CORP.

Ladies and Gentlemen:

         We have acted as counsel to Peoples Savings Bank of Troy, a savings and loan association formed under the laws of the State of Ohio ("Peoples"), in connection with the merger (the "Merger") of Peoples Merger Corp., an interim savings and loan association formed under the laws of the State of Ohio ("Merger Corp."), with and into Peoples, pursuant to that certain Agreement of Merger, dated as of August 27, 2001, (the "Merger Agreement"), by and among Peoples Ohio Financial Corporation, a corporation formed under the laws of the State of Ohio ("Financial"), Merger Corp. and Peoples. You have requested our opinion as to whether the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise specified, all capitalized terms in this opinion have the meanings assigned to them in the Agreement.

         In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Merger Agreement,
(ii) the Peoples Savings Bank of Troy Officer's Certificate dated as of the date hereof (the "Peoples Officer's Certificate"), and (iii) the Commerce Grove Financial Corporation Officer's Certificate (the "Financial Officer's Certificate") (the Peoples Officer's Certificate and the Financial Officer's Certificate sometimes hereinafter referred to collectively as the "Officer's Certificates").

         In connection with our review of the Merger Agreement and the Officer's Certificates, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the uniformity with authentic originals of all documents submitted to us as copies, and the conformity to final versions of all documents submitted to us in draft version. We also have assumed, without independent verification or investigation, that
(i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with

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the terms thereof, (iv) there are no other documents that affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. We assume further that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.

         DESCRIPTION OF THE MERGER
         -------------------------

         The transaction contemplated by the Merger Agreement is the merger of Merger Corp. with and into Peoples under the laws of the State of Ohio. Peoples will be the survivor of the Merger. Financial is a party to the Merger by virtue of its ownership of all the common shares of Merger Corp.

         Pursuant to the Merger Agreement, (1) each person who owns shares of Peoples on the Effective Date (as defined in the Merger Agreement) will receive, in extinguishment of and in substitution for his shares of Peoples, an equal number of shares of common stock of Financial, (2) each person who owns options to purchase shares of Peoples on the Effective Date (as defined in the Merger Agreement) will receive, in extinguishment of and in substitution for his options, options to purchase an equal number of shares of common stock of Financial, and (3) Peoples will become a wholly owned subsidiary of Financial. The one common share of Merger Corp. which, prior to the Effective Date, is issued and outstanding and which is owned by Financial will, on the Effective Date, automatically and without further act of Peoples, Financial or Merger Corp., be canceled and extinguished, and in substitution and exchange for the Merger Corp. share so canceled and extinguished, Financial will receive 7,439,650 common shares of Peoples. After the Effective Date, Peoples will continue to exist as a savings and loan association under Ohio law.

         Shareholders of Peoples whose shares are not voted in favor of the Merger will have statutory dissenters' rights pursuant to Section 1701.85 of the Ohio Revised Code if the Merger is consummated and if the procedure prescribed by such statute is strictly followed. Shareholders exercising such rights will be entitled to receive the appraised value of such shares in accordance with the provisions of Section 1701.85 of the Ohio Revised Code. However, the Merger Agreement provides that the Merger may be terminated by Peoples in the event that the holders of more than ten percent (10%) of the issued and outstanding shares of Peoples exercise dissenters' rights.

         REPRESENTATIONS
         ---------------

         In connection with the Merger, the Peoples Officer's Certificate sets forth the following representations:

         1. Peoples has been duly formed and is validly existing and in good standing under the laws of the State of Ohio.


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         2.       The Merger Agreement (a) has been duly authorized, executed, and delivered by Peoples, (b) constitutes a valid and binding obligation upon Peoples, and (c) is enforceable against Peoples in accordance with its terms. Peoples has the requisite power and authority to perform its obligations under the Agreement, and it has performed and will perform its obligations thereunder.

         3. The Merger will be consummated in accordance with the Agreement (and without any waiver, breach, or amendment of any of the provisions thereof).

         4. In the Merger, shares of Peoples stock representing control of Peoples as defined in Section 368(c) of the Code will be exchanged solely for voting stock of Financial.

         5. All of the Peoples common shares outstanding immediately prior to the Merger will be exchanged solely for Financial common shares, except for those shares with respect to which dissenters' rights have been elected in accordance with Ohio law. The fair market value of the Financial common shares to be received by Peoples shareholders will be approximately equal to the fair market value of the Peoples common shares exchanged therefor.

         6. All of the options to purchase Peoples common shares outstanding immediately prior to the Merger will be exchanged solely for options to purchase Financial common shares on the same terms and subject to the same conditions. The fair market value (if any) of the options to purchase Financial common shares to be received by Peoples option holders will be approximately equal to the fair market value (if any) of the options to purchase Peoples common shares exchanged therefor.

         7.       The Merger is being effected for bona fide business reasons.

         8. Following the Merger, Peoples will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Corp.'s net assets and at least 70 percent of the fair market value of Merger Corp.'s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Peoples to dissenters and all distributions made by Peoples (except for regular, normal dividends) will be included as assets of Peoples immediately prior to the Merger;

         9. Peoples will continue its historic business in a substantially unchanged manner. Peoples has no plan or intention to sell or otherwise dispose of any of the assets of Peoples, except for dispositions made in the ordinary course of business.

         10. Peoples is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.


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         11.      None of the compensation received by any shareholder-employee of Peoples will be separate consideration for, or allocable to, any of such shareholder-employee's Peoples common shares; none of the Financial common shares received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and at amounts commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         12. To the knowledge of the management of Peoples, there is no plan or intention by Peoples shareholders who own one percent (1%) or more of the Peoples common shares to sell, exchange, or otherwise dispose of any of the Financial common shares received by such shareholders in the Merger to Financial or a person related to Financial. There will be no redemptions or extraordinary distributions by Peoples prior to and in connection with the Merger. Similarly, there will be no acquisitions of Peoples common shares by a person related to Peoples, prior to and in connection with the Merger, with consideration other than either Peoples common shares or Financial common shares.

         13. Whether or not the Merger is consummated, Peoples and the shareholders of Peoples will pay their respective expenses, if any, incurred in connection with the Merger.

         In connection with the Merger, the Financial Officer's Certificate sets forth the following representations:

         1. Each of Merger Corp. and Financial has been duly formed and is validly existing and in good standing under the laws of the State of Ohio.

         2. The Merger Agreement (a) has been duly authorized, executed, and delivered by each of Merger Corp. and Financial, (b) constitutes a valid and binding obligation upon each of Merger Corp. and Financial, and (c) is enforceable against each of Merger Corp. and Financial in accordance with its terms. Each of Merger Corp. and Financial has the requisite power and authority to perform its obligations under the Agreement, and each has performed and will perform its obligations thereunder.

         3. The Merger will be consummated in accordance with the Agreement (and without any waiver, breach, or amendment of any of the provisions thereof).

         4. Prior to the Merger, Financial will be in control of Merger Corp. within the meaning of Section 368(c) of the Code, i.e., it will own stock of Merger Corp. possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of Merger Corp.


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         5.       In the Merger, shares of Peoples stock representing control of
                  Peoples as defined in Section 368(c) of the Code will be exchanged solely for voting stock of Financial.

         6. All of the Peoples common shares outstanding immediately prior to the Merger will be exchanged solely for Financial common shares, except for those shares with respect to which dissenters' rights have been elected in accordance with Ohio law. The fair market value of the Financial common shares to be received by Peoples shareholders will be approximately equal to the fair market value of the Peoples common shares exchanged therefor.

         7. All of the options to purchase Peoples common shares outstanding immediately prior to the Merger will be exchanged solely for options to purchase Financial common shares on the same terms and subject to the same conditions. The fair market value (if any) of the options to purchase Financial common shares to be received by Peoples option holders will be approximately equal to the fair market value (if any) of the options to purchase Peoples common shares exchanged therefor.

         8.       The Merger is being effected for bona fide business reasons.

         9. Peoples will continue its historic business in a substantially unchanged manner. Peoples has no plan or intention to sell or otherwise dispose of any of the assets of Peoples, except for dispositions made in the ordinary course of business.

         10. None of the compensation received by any shareholder-employee of Peoples will be separate consideration for, or allocable to, any of such shareholder-employee's Peoples common shares; none of the Financial common shares received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and at amounts commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         11. Neither Financial nor a person related to Financial has any plan or intention to reacquire any Financial common shares issued in the Merger, other than to acquire a small amount of Financial common shares in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions). If a Financial common share repurchase plan is instituted in the future, the repurchase of Financial common shares pursuant to such plan will not favor participation by former Peoples shareholders.

         12. Whether or not the Merger is consummated, Financial will pay its own expenses, if any, incurred in connection with the Merger.


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         STATEMENT OF LAW
         ----------------

                  Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the Merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the Merger holds substantially all of its properties and the properties of the merged corporation; and (ii) in the transaction, former shareholders of the surviving corporation exchange, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation. For this purpose, (i) "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the acquired corporation; and (ii) "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

         Pursuant to the Merger Agreement, Peoples will hold substantially all of its properties and all of the properties of Merger Corp. after the Merger. Peoples shareholders will exchange an amount of stock constituting control of Peoples for Financial voting common shares.

         Certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service in determining whether reorganizations are in compliance with Section 368(a) of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

         Section 1.368-2(g) of the Treasury Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officer's Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Treasury Regulations.

         Section 1.368-1(b) of the Treasury Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Treasury Regulations (as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The continuity of business enterprise requirement is met with regard to the Merger, because Peoples will continue its historic business.

         Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity interest in the surviving entity. The Treasury has issued final and temporary regulations (T.D. 8760 and T.D. 8761) providing rules for satisfying


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the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. First, under Section 1.368-1 of the Treasury Regulations, any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person related to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. Second, under Section 1.368-1T of the Treasury Regulations, the acquisition by the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or an extraordinary distribution made by the acquired corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved. Third, under Section 1.368-1T of the Treasury Regulations, the acquisition by a person related to the acquired corporation of the stock of the acquired corporation with consideration other than stock of the acquired corporation or stock of the acquiring corporation, prior to and in connection with the plan of reorganization, will be considered in determining whether a substantial proprietary interest is preserved. Generally, two corporations are related persons if either the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code), or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Treasury Regulations). Sales by the shareholders of the acquired corporation of stock of the acquired corporation or the acquiring corporation to unrelated persons occurring before or after a reorganization are disregarded.

         It has been represented in the Officer's Certificates that:

         (i) all of the Peoples common shares outstanding immediately prior to the Merger, except for those shares with respect to which dissenters' rights have been elected in accordance with Ohio law, will be exchanged solely for Financial common shares; the fair market value of the Financial common shares to be received by Peoples shareholders will be approximately equal to the fair market value of the Peoples common shares exchanged therefor; all of the options to purchase Peoples common shares outstanding immediately prior to the Merger will be exchanged solely for options to purchase Financial common shares on the same terms and subject to the same conditions; and the fair market value (if any) of the options to purchase Financial common shares to be received by Peoples option holders will be approximately equal to the fair market value (if any) of the options to purchase Peoples common shares exchanged therefor; and

         (ii) to the knowledge of the management of Peoples, there is no plan or intention by Peoples shareholders who own one percent (1%) or more of the Peoples common

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                  shares to sell, exchange, or otherwise dispose of any of the
                  Financial common shares received by such shareholders in the Merger to Financial or a person related to Financial; there will be no redemptions or extraordinary distributions by Peoples prior to and in connection with the Merger, nor will there be any acquisitions of Peoples common shares by a person related to Peoples, prior to and in connection with the Merger, with consideration other than either Peoples common shares or Financial common shares; neither Financial nor a person related to Financial has any plan or intention to reacquire any Financial common shares issued in the Merger, other than to acquire a small amount of Financial common shares in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions); and, if a Financial common share repurchase plan is instituted in the future, the repurchase of Financial common shares pursuant to such plan will not favor participation by former Peoples shareholders.

Based on these representations, the Merger will satisfy the continuity of interest requirement.

         OPINIONS OF COUNSEL
         -------------------

         Accordingly, based on the description of the Merger in the Merger Agreement, the representations set forth in the Officer's Certificates, and the foregoing legal authorities, it is our opinion that:

                  (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Peoples, Financial and Merger Corp. will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by the shareholders of Peoples on the exchange of Peoples common shares solely for Financial common shares, and no gain or loss will be recognized by the holders of options to purchase Peoples common shares on the exchange of such options for options to purchase Financial common shares;

                  (3) The basis of Financial common shares to be received by the shareholders of Peoples will be the same as the basis of their Peoples common shares exchanged therefor, and the basis (if any) of the options to purchase Financial common shares to be received by the holders of options to purchase Peoples common shares will be the same as the basis of their options to purchase Peoples common shares exchanged therefor;

                  (4) The holding period of Financial common shares to be received by the shareholders of Peoples will include the holding period of Peoples common shares surrendered in exchange therefor, provided that the Peoples common shares constituted a capital asset in the hands of the respective shareholders, and the holding period of options to purchase Financial common shares to be received by the holders of options to purchase Peoples common shares will include the holding period of options to purchase Peoples common shares surrendered in

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exchange therefor, provided that the options constituted a capital asset in the hands of the respective option holders;

                  (5) No gain or loss will be recognized by Peoples as a result of the Merger;

                  (6) The basis of the assets of Peoples immediately after the Merger will be the same as the basis of those assets immediately before the Merger;

                  (7) The holding period of the assets of Peoples immediately after the Merger will be the same as the holding period of those assets immediately before the Merger;

                  (8) No gain or loss will be recognized by the deposit account holders of Peoples as a result of the Merger;

                  (9) No gain or loss will be recognized by Financial upon the receipt of Peoples common shares in exchange for Financial common shares;

                  (10) After the Merger, Peoples and Financial will be considered members of the same "affiliated group," within the meaning of Section 1504(a)(1) of the Code;

                  (11) Shareholders of Peoples who exercise their dissenters' rights and receive solely cash in exchange for some or all of their Peoples common shares will be treated as having received a distribution in redemption of their shares subject to the provisions and limitations of Section 302 of the Code, which will result in such shareholders realizing and recognizing income for federal income tax purposes in connection with the Merger. The amount of such income and the tax treatment thereof (E.G., whether it constitutes ordinary income, short-term capital gain, or long-term capital gain) will depend upon a number of factual considerations peculiar to the individual shareholder. Any shareholder of Peoples considering exercising dissenters' rights with respect to any Peoples common shares should consult his or her personal tax advisor for specific advice with respect to the federal income tax consequences of such exercise;

                  (12) Though not free from doubt, no part of the bad debt reserves of Peoples should be required to be restored to income under Section 593(c) of the Code as a result of Peoples' payment of cash to shareholders who exercise dissenters' rights since the Reorganization will be a transaction to which Section 381 of the Code applies; and

                  (13) Dividend distributions, if any, by Peoples to Financial (including any distribution made to provide working capital) which exceed the current and accumulated earnings and profits of Peoples will result in taxable income to Peoples to the extent they are deemed made out of Peoples' bad debt reserve. A distribution to Financial in excess of the current and accumulated earnings and profits of Peoples will be deemed made out of Peoples' bad debt reserve to the extent of the sum of: (i) the excess of the reserve for losses on "qualifying real property loans" over the reserve that would be permitted under the "actual loss experience" method, and (ii) the supplemental reserve for losses. The amount deemed paid out of the bad debt reserve will be increased to include the tax imposed as a result of such deemed

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payment out of the bad debt reserve. In this regard, the transfer of funds by
Peoples to Financial may be deemed to be a dividend distribution to Financial and thus subject to the rules previously described.

                                      * * *

         Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

          Our opinion is based on the understanding that the relevant facts, as of the Effective Date, will be as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that after any such change our opinion would not be different. Our opinion is not binding on the Internal Revenue Service, and no ruling has been, or will be, requested from the Internal Revenue Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

         The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission ("SEC") as an exhibit to any required SEC filing in connection with the Merger, and to the references to us in such filing. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                      Very truly yours,

                                      /s/ Vorys, Sater, Seymour and Pease LLP

                                      VORYS, SATER, SEYMOUR AND PEASE LLP